Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL ANNOUNCES A THREE-FOR-TWO STOCK SPLIT&

INTENTION TO INCREASE ITS COMMON STOCK DIVIDEND BY 32%

Represents Fourth Consecutive Annual Dividend Increase Delivered to Shareholders

ST. LOUIS, November 11, 2020 – Stifel Financial Corp. (NYSE: SF) today announced that its Board of Directors has approved a three-for-two stock split of the Company’s common stock, which will be made in the form of a 50% stock dividend. Shareholders of record at the close of business on December 2, 2020 will receive one additional share of Stifel Financial common stock for every two shares owned. These additional shares will be distributed beginning December 16, 2020. Cash will be distributed in lieu of fractional shares based on the closing price on the record date. The Company has approximately 68.7 million shares outstanding and, after the split, the Company will have approximately 103.0 million shares outstanding.

Following the stock split, the current quarterly dividend equates to $0.1133 per common share, which the firm intends to increase in 2021 to $0.15 per common share, subject to board approval. This action would represent Stifel’s fourth consecutive annual increase of its common stock dividend.

“Our stock split and the board’s intention to increase our common dividend are the result of our company’s strong market performance, continuing growth prospects, and our desire to reward existing and long-term investors. Additionally, these actions reflect the board’s confidence in our ability to drive long-term shareholder value by focusing on the fundamentals of our company,” commented Ronald J. Kruszewski, Chairman & Chief Executive Officer of Stifel Financial Corp.

For additional information, please visit the Stifel Investor Relations page at:

https://www.stifel.com/docs/pdf/investorrelations/stock-split-faq.pdf.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC and Century Securities Associates, Inc. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit https://www.stifel.com/investor-relations/press-releases.

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Investor Relations ContactMedia Relations Contact

Joel Jeffrey, (212) 271-3610Neil Shapiro, (212) 271-3447

investorrelations@stifel.comshapiron@stifel.com